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                                     EXHIBIT 11

                             MATRIX CAPITAL CORPORATION

                         Computation of Earnings Per Share
                   (Dollars in thousands, except per share data)


                                                     YEAR ENDED DECEMBER 31,
                                              ---------------------------------------
                                                1994          1995            1996
                                              ---------    -----------      ---------
Net income................................   $    2,646          3,561     $    3,273
                                              ---------    -----------      ---------
Earnings available to
  common shareholders.....................        2,646          3,561          3,273
                                              ---------    -----------      ---------
Weighted average common
  shares outstanding before
  common equivalents......................    3,750,001     3,888,939       4,255,196
Common equivalent stock
  options and warrants....................           --        38,690         42,252
                                              ---------    -----------      ---------
Weighted average outstanding
  common and equivalent shares............    3,750,001     3,927,629       4,297,448
                                              ---------    -----------      ---------
Earnings per common
  and equivalent share....................   $     0.71   $       0.91     $     0.76
                                              ---------    -----------      ---------
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